Exhibit 10.16.1

ARTHUR J. GALLAGHER & CO.

DEFERRED EQUITY PARTICIPATION PLAN

AWARD AGREEMENT

Participant

Award Date

Allocation of Annual Funding

Important: You must sign and return this Award Agreement to the Company at the address below no later than [    ]. Failure to do so may result in forfeiture of your Award.

Arthur J. Gallagher & Co.

Attention: [    ]

Two Pierce Place

Itasca, Illinois 60143

Or send a PDF of the signed agreement to: [    ].

This Deferred Equity Participation Plan Award Agreement (this “Agreement”), effective as of the Award Date shown above, between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and the Participant named above, sets forth the terms and conditions of an allocation of Annual Funding (the “Award”) under the Arthur J. Gallagher & Co. Deferred Equity Participation Plan (the “Plan”). The Award is subject to all of the terms and conditions set forth in the Plan and this Agreement. In the event of any conflict, the Plan will control over this Agreement. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein. The Participant hereby expressly acknowledges receipt of a copy of the Plan.

1. Allocation of Annual Funding. The Company hereby grants to the Participant the allocation of Annual Funding in the amount specified above.

2. Vesting. The allocation of Annual Funding shall become vested as set forth in Section 3 of the Plan. In the event the Participant’s employment with the Company terminates for any reason other than those specified in Section 3(b) of the Plan prior to the Vesting Date, then the Award shall automatically terminate and be forfeited, cancelled and of no further force and effect. In the event that the Award is the Participant’s first allocation of Annual Funding under the Plan, then the vesting and forfeiture conditions in Section 3(a) of the Plan shall also apply to the Award.

3. Payment. If the Award is the first allocation of Annual Funding the Participant has received under the Plan, then within 30 days after the Award Date, the Participant shall make a Distribution Election which shall specify the Distribution Date and the form of payment for the Plan. If the Participant fails to make such elections within such period, he or she shall be deemed to have elected to receive a lump-sum payment on the six-month anniversary of the date of Separation from Service with the Company. The Distribution Election shall apply to all allocations of Annual Funding under the Plan other than as set forth in the next sentence. For any Awards granted within one year of or after the Participant’s original Vesting Date (for example, within one year of reaching, or after the Participant reaches, age 62), the distribution shall be a lump-sum payment on the six-month anniversary of the date of Separation from Service with the company. Participant may change his or her Distribution Election only in accordance with the provisions set forth in the Plan.

(a) Distribution Date. Pursuant to the Plan, the Participant’s Distribution Election shall specify one of the following as the Participant’s Distribution Date: (i) the Participant’s Vesting Date; (ii) the 6-month anniversary of the date on which the Participant undergoes a Separation from Service with the Company; or (iii) the first day of any calendar year beginning after the year in which the Participant attains age 62, but not later than the calendar year in which the Participant attains age 70.

(b) Form of Payment. Pursuant to the Plan, the Participant’s Distribution Election shall specify to receive the Award in the form of: (i) a lump-sum payment; (ii) ten substantially equal annual installment payments commencing on the Distribution Date, and due on the next nine anniversaries of the Distribution Date; or (iii) five equal annual installment payments commencing on the Distribution Date, and due on the next four anniversaries of the Distribution Date.

(c) Investment and Medium of Payment. The Participant may make an election to receive his or her Award in the form of shares of common stock of the Company (“Common Stock”) or cash. The Participant acknowledges that the default election is to receive the Award in the form of Common Stock, and that by signing this Agreement (or failing to make an election by the date this Award Agreement is due to be signed and returned – see above) he or she makes the default election irrevocably with respect to the Award and all prior Awards under the Plan, if any. The Participant further acknowledges that he or she must call [    ] for an alternate form, prior to signing this Agreement, if he or she wishes to make an election other than the default election, and that any such alternate election must be made by the date this Award Agreement is due to be signed and returned.

4. Miscellaneous.

(a) Administration. Any action taken or decision made by the Company or the Compensation Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon the Participant and all persons claiming under or through the Participant. By accepting the Award or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company or the Compensation Committee or its delegates.

(b) Tax Withholding and Furnishing of Information. There shall be withheld from any payment under this Agreement such amount, if any, as the Company determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Award or of such payment. It shall be a condition to the obligation of the Company to make payments under this Agreement that the Participant promptly provide the Company with all forms, documents or other information reasonably required by the Company in connection with the Award.

(c) Delay of Payment. Any payment to be made to the Participant under the Award and this Agreement will be subject to the Company’s right to delay payment pursuant to Section 4(f) of the Plan (as amended and restated effective January 16, 2015) in the event that the Company reasonably anticipates that it would not be permitted to deduct such payment by reason of Section 162(m) of the Code. In addition, by accepting this Award and executing this Agreement, the Participant hereby voluntarily acknowledges and consents to a delay by the Company pursuant to Section 4(f) of the Plan of any payment under the Awards granted to the Participant under the Plan prior to the date of this Agreement. The Participant acknowledges that as required by Section 409A, the Participant may not determine or elect whether the Company delays any payment pursuant to Section 4(f) of the Plan.

(d) Clawback, Forfeiture or Recoupment. Any payment made to the Participant under the Award will be subject to the restrictive covenants in Section 6 of the Plan, the Company’s compensation recovery policy, as well as any other or additional “clawback,” forfeiture or recoupment policy now existing or adopted by the Company after the date of this Agreement.

(e) Beneficiary Designation. You may, by completing and returning the appropriate form provided to you by the Company, name a beneficiary or beneficiaries to receive any payment to which you may become entitled under this Agreement in the event of your death under the circumstances described in, and in accordance with, Section 17 of the Plan. You may change your beneficiary or beneficiaries from time to time by submitting a new form in accordance with the procedures established by the Company. If you do not designate a beneficiary, or if no designated beneficiary is living on the date any amount becomes payable under this Agreement, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary under this Agreement.

(f) Section 409A. This Agreement and the payment of the Award hereunder are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder, and this Agreement shall be administered and interpreted consistent with such intent.

(g) Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

(signature page immediately follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:

PARTICIPANT

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